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                                                                   EXHIBIT 10.14

                                      EXHIBIT A

                                 MORGAN PRODUCTS LTD.
                         EXECUTIVE PERFORMANCE INCENTIVE PLAN


     OVERVIEW AND PURPOSE

     The EXECUTIVE PERFORMANCE INCENTIVE PLAN provides opportunities to recognize key executives of the company for extraordinary job performance. This annual incentive plan is tied directly to improving shareholder value. The current plan focuses on increasing shareholder value by achieving targets that are tied to the attainment of cash flow on investment (CFOI) goals.


     PARTICIPATION AND ADMINISTRATION

     The Chief Executive Officer recommends annually to the Compensation Committee of the Board of Directors those Executive Officers who are eligible for participation in this plan. The Committee is responsible for administration of the plan, including approval of award payments under the plan. The company, with approval of the Compensation Committee, reserves the right to change, modify, or discontinue the plan at any time it deems appropriate.


     ANNUAL AWARD OPPORTUNITIES

     The EXECUTIVE PERFORMANCE INCENTIVE PLAN is funded out of pre-tax and pre-award profits.

     Under the plan, participants can ear a bonus equal to 50% of their base salary upon attainment of targeted CFOI goals. The maximum incentive which is payable at 110% of targeted CFOI performance is 70% of base salary.

     The plan begins to pay at the level of 20% of base salary for an achievement level beginning at 80% of the targeted CFOI goals. Performance achievement levels that fall between 80% and 110% will result in awards that are interpolated accordingly. For example, a performance achievement level of 105% of the target will result in an award of 60% of base salary.


     MINIMUM COMPANY PERFORMANCE

     Bonuses will not be paid where there are no corporate and business unit profits except that the Chief Executive Officer may recommend to the Compensation Committee that bonuses be paid where there are profits from continuous operations (excluding one-time special charges, write-offs, etc.) In addition, if a business unit makes a profit and the Corporation in its entirety does not, an executive under this plan who is assigned to that business unit making a profit may still be considered for a bonus award based on the performance of the business unit.







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     Participants in a business unit that is unprofitable, will not be eligible for an annual incentive award. However, if the Corporation as a whole has generated sufficient profits and the circumstances associated with the lack of profit are clearly beyond the control of the business unit, the Chief Executive Officer may recommend to the Compensation Committee of the Board of Directors that awards be considered.


     PAYMENT PROCEDURE

     Annual incentive awards under this plan are made as soon after the close of the calendar year as practical. A participant under the plan must be an active employee at the time of payment to be eligible for receipt of award.